Exhibit 10.2

MIDCAP BUSINESS CREDIT LLC

SECOND AMENDED AND RESTATED REVOLVING NOTE

$10,000,000.00	June 4, 2018

For value received, the undersigned, INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“Borrower”), hereby promises to pay, as provided in the Loan Agreement (defined below), to the order of MIDCAP BUSINESS CREDIT LLC, a Texas limited liability company (“Lender”), at its offices in West Hartford, Connecticut, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) or, if less, the aggregate unpaid principal amount of all loans made by Lender to Borrowers under the Loan Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Second Amended and Restated Revolving Note (this “Note”) is fully paid at the rate from time to time in effect under the Loan and Security Agreement (All Assets) dated as of February 29, 2016 (as amended by the Amendment No. 1 to Loan and Security Agreement, dated as of the date hereof, and as the same may otherwise be amended, amended and restated, modified, supplemented, extended, renewed, restated, replaced or otherwise modified from time to time, the “Loan Agreement”) by and among Lender, Borrower, ISA Logistics LLC, a Kentucky limited liability company (“ISA Logistics”), ISA Indiana, Inc., an Indiana corporation (“ISA Indiana”), ISA Real Estate, LLC, a Kentucky limited liability company (“ISA Real Estate”), ISA Indiana Real Estate, LLC, a Kentucky limited liability company (“ISA IN Real Estate”), 7021 Grade Lane LLC, a Kentucky limited liability company (“7021 Grade Lane”), 7124 Grade Lane LLC, a Kentucky limited liability company (“7124 Grade Lane”), and 7200 Grade Lane LLC, a Kentucky limited liability company (“7200 Grade Lane”; and together with ISA Logistics, ISA Indiana, ISA Real Estate, ISA IN Real Estate, 7021 Grade Lane, 7124 Grade Lane and any additional Person that at any time becomes a guarantor, jointly, severally and collectively, “Guarantors” and each a “Guarantor”).  The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.

This Note may be prepaid only in accordance with the Loan Agreement.

This Note is issued pursuant, and is subject, to the Loan Agreement, which provides, among other things, for acceleration hereof.  This Note is the “Note” referred to in the Loan Agreement.

This Note is secured, among other things, pursuant to the Loan Agreement, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

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Borrower hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, in the event this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

All rights and obligations hereunder shall be governed by the laws of the State of Connecticut and this Note shall be deemed to be under seal.

This Note replaces that certain Amended and Restated Revolving Note dated as of March 31, 2017, in the original principal amount of $8,000,000.00, made by Borrower in favor of the Lender but is not a novation thereof.

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IN WITNESS WHEREOF, the undersigned has caused the due execution hereof as of the date and year first above written.

INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation

By:	/s/ Todd Phillips

Name:	Todd Phillips

Title:	Chief Executive Officer, President and
Chief Financial Officer

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